Exhibit 10.6

Getty Realty Corp.

Change of Control Severance Plan

Plan Effective Date: February 10, 2026

Section 1.
Introduction.

The purpose of this Getty Realty Corp. Change of Control Severance Plan (the “Plan”) is to provide for severance benefits to selected eligible employees of the Company under circumstances described in the Plan related to a Change of Control (as defined below). The Plan first became effective on the Plan Effective Date listed above. This Plan document also serves as the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)
“Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(b)
“Applicable Law” means U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any applicable foreign country or other jurisdiction.
(c)
“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any Separation from Service.
(d)
“Board” means the Board of Directors of the Company.
(e)
“Cause” means a determination by the Plan Administrator that an Eligible Employee’s service was terminated due to: (i) the Eligible Employee’s conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) conduct of the Eligible Employee related to his or her service for which either criminal or civil penalties may be sought against the Eligible Employee and/or the Company; (iii) the Eligible Employee’s material violation of the Company’s Business Conduct Guidelines, including, but not limited to those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in other Company manuals or statements of policy; or (iv) serious neglect or misconduct by the Eligible Employee in the performance of his or her duties for the Company or the Eligible Employee’s willful or repeated failure or refusal to perform such duties. The determination as to whether an Eligible Employee’s termination of employment has occurred for Cause shall be determined by the Plan Administrator in its sole and absolute discretion and shall be final and binding. The foregoing definition does not in any way limit the Company’s ability to terminate an employee’s employment relationship at any time, subject to Applicable Laws.

(f)
“Change of Control” has the meaning set forth in the Equity Plan. The Board will determine whether a Change of Control has occurred, and its determination will be final, binding and conclusive.
(g)
“Change of Control Period” means the period commencing on the date of the Closing of a Change of Control and ending twenty-four (24) months following the Closing of a Change of Control.
(h)
“Closing” means the initial closing date of the Change of Control as set forth in the definitive agreement executed in connection with the Change of Control. In the case of a series of transactions constituting a Change of Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change of Control.
(i)
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(j)
“Committee” means any Compensation Committee of the Board of Directors of the Company that has been appointed by the Board, or if none, the Board.
(k)
“Common Stock” means the common stock (or equivalent equity interest) of the Company.
(l)
“Company” means Getty Realty Corp. or, following a Change of Control, the surviving entity resulting from such event.
(m)
“Covered Termination” means: (i) an Eligible Employee’s Separation from Service which occurs on a date that is within the Change of Control Period due to a Termination Without Cause, or (ii) an Eligible Employee’s Separation from Service which occurs due to such Eligible Employee’s Resignation for Good Reason where the adverse employment condition giving rise to his or her right to resign for Good Reason occurs on any date that is within the Change of Control Period.
(n)
“Disability” means a disability described in Section 22(e)(3) of the Code. The existence of a Disability shall be determined by the Plan Administrator in its sole and absolute discretion and shall be final and binding.
(o)
“Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(p)
“Equity Awards” means any equity awards granted to an Eligible Employee by the Company under the Company’s Equity Plans or otherwise.
(q)
“Equity Plan” means the Company’s Third Amended and Restated 2004 Omnibus Incentive Compensation Plan, as amended from time to time, and any successor plan thereto.

(r)
“Participation Agreement” means an agreement between an employee and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.
(s)
“Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.
(t)
“Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change of Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 9(a).
(u)
“Resignation for Good Reason” means a Separation from Service as a result of the employee’s resignation of employment with the Company or any of its Affiliates after one of the following conditions has come into existence (i) without the employee’s consent, and (ii) on or after the employee becomes eligible to participate in the Plan:
(1)
A material reduction in the employee’s Base Salary, meaning a reduction by more than 10%;
(2)
Any material breach by the Company of any material written agreement between the employee and the Company;
(3)
A material diminution of the employee’s authority, duties or scope of responsibilities (provided, however, that a change in job position, including a change in title, by itself shall not be deemed a “material diminution” in and of itself unless the employee’s new duties or authority are materially reduced); or
(4)
A relocation of the employee’s principal workplace mandated by the Company to a place that increases the employee’s one-way commute by more than 50 miles as compared to the employee’s then-current principal workplace immediately prior to such relocation.

A Resignation for Good Reason will not be deemed to have occurred unless the employee gives the Company written notice of the condition setting forth the basis for his or her ability to resign for Good Reason within 90 days after the condition first comes into existence, the Company fails to remedy the condition within 30 days after receiving such written notice (such 30 day period, the “Cure Period”), and the employee resigns within 90 days after expiration of the Cure Period.

(v)
“Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.
(w)
“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.
(x)
“Termination Without Cause” means a Separation from Service as a result of a termination of employment by the Company without Cause (and other than as a result of the employee’s death or Disability), provided the employee is willing and able to continue performing services within the meaning of Treasury Regulations Section 1.409A-1(n)(1).
Section 2.
Eligibility for Benefits.
(a)
Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such employee a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the time period required therein and such Participation Agreement remains in effect and has not expired as of the date of the employee’s Separation from Service; and (iii) such employee meets the other Plan eligibility requirements set forth in this Section 2 and in the Participation Agreement. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b)
Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein and not revoke it, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination (the “Release Deadline”).
(c)
Plan Benefits Provided In Lieu of Any Previous Benefits. Except as otherwise provided in an individual Participation Agreement, this Plan shall amend, restate and supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment offer letter, contract or other agreement between the Company and an Eligible Employee (if applicable, the “Prior Agreement”). Notwithstanding anything herein to the contrary, and except as otherwise specifically provided herein or in the Participation Agreement, the Eligible Employee’s outstanding Equity Awards shall remain subject to the terms of the applicable Equity Plans under which such awards were granted (including the award documentation governing such awards), and to the extent any such Equity Plan or award documentation provides for vesting acceleration or other treatment upon a Change of Control and/or a termination of such employee’s service that is more favorable to the Eligible Employee than the treatment provided herein or in the Participation Agreement (including, for the avoidance of doubt, single‑trigger vesting acceleration upon a Change of Control), the terms of such Equity Plan or award documentation shall control with respect to the applicable Equity Award(s) and shall not be limited, superseded, or adversely affected by this Plan.
(d)
Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)
The employee’s employment is terminated by the Company or an Affiliate for any reason (including due to the employee’s death or Disability) or the employee voluntarily terminates employment with the Company or an Affiliate in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement, job abandonment or failure to return from a leave of absence on the scheduled date.
(2)
The employee voluntarily terminates employment with the Company or an Affiliate in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.
(3)
The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of duties, responsibility and compensation.
(4)
The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change of Control and in a position that provides substantially the same level of duties, responsibility and compensation. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change of Control shall continue to be an Eligible Employee following the date of such reemployment.
(5)
The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.
(e)
Termination of Severance Benefits. In addition to any other potential reduction or termination of severance benefits set forth in this Plan, an Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee:
(1)
willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, any confidentiality, non-disclosure and developments agreement, post-termination restrictive covenants agreement, or similar type agreement between the Eligible Employee and the Company, as applicable);
(2)
fails to enter into a Participation Agreement; or
(3)
without the prior written approval of the Plan Administrator, engages in a Prohibited Action (as defined below). In addition, if benefits under the Plan have already been paid to the Eligible Employee and the Eligible Employee subsequently engages in a Prohibited Action during the Prohibited Period (or it is determined that the Eligible Employee engaged in a Prohibited Action prior to receipt of such benefits), any benefits previously paid to the Eligible Employee shall be subject to recoupment by the Company on such terms and conditions as shall be determined by the Plan Administrator, in its sole discretion. The “Prohibited Period” shall commence on the date of the Eligible Employee’s Covered Termination and continue for the number of months corresponding to the CIC Severance Period set forth in such Eligible Employee’s Participation Agreement. A “Prohibited Action” shall occur if the Eligible Employee: breaches a material provision of any confidentiality, non-disparagement, or other post-termination obligations set forth in the Eligible Employee’s employment agreement, offer letter, any other written agreement between the Eligible Employee and the Company or an Affiliate (including but not limited to the Release), or under applicable law.
Section 3.
Amount of Benefits.
(a)
Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.
(b)
Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state or local law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. Any such reductions that the Company determines to make pursuant to this Section 3(b) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.
(c)
Parachute Payments. If any payment or benefit an Eligible Employee would receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of any such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Best Results Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Eligible Employee receives a Payment for which the Best Results Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Best Results Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Notwithstanding the foregoing, if at the time that a Payment would constitute a parachute payment within the meaning of Section 280G of the Code, the Company is a corporation no stock in which is readily tradable on an established securities market (or otherwise) within the meaning of Code Section 280G(b)(5)(A)(ii)(I), then, provided the Eligible Employee chooses to timely and conditionally waive the right to all or any portion of the Payments that would be subject to the Excise Tax, the Company shall use commercially reasonable efforts to timely seek a stockholder vote in accordance with Code Section 280G(b)(5)(B).

Section 4.
Return of Company Property.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, passwords, login and account information for any Company device or database or any Company accounts with third parties, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, an Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

Section 5.
Time of Payment and Form of Benefits.

The Company reserves the right to determine and will specify in the Participation Agreement whether payments under the Plan will be paid in a single sum, in installments, or in any other form and the applicable timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. It is intended that all of the benefits and other payments payable under the Plan satisfy, to the greatest extent possible, an exemption from the application of Section 409A, and the Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, the Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under the Plan are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and the Eligible Employee is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six months and one day after the Eligible Employee’s Separation from Service, or (ii) the Eligible Employee’s death. Severance benefits shall not commence until the Eligible Employee has a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which the Separation from Service occurs, the Release will not be deemed effective, for purposes of determining the timing of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because the Eligible Employee is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Plan and the Company’s standard payroll practices.

Section 6.
Transfer and Assignment.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change of Control occurs.

Section 7.
Mitigation.

Except as otherwise specifically provided in the Plan, an Eligible Employee will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Eligible Employee’s termination of employment with the Company.

Section 8.
Clawback; Recovery.

All payments and severance benefits provided under the Plan will be subject to recoupment under any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, if applicable.

Section 9.
Right to Interpret and Administer Plan; Amendment and Termination.
(a)
Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.
(b)
Amendment and Termination. The Plan Administrator reserves the right to amend or terminate this Plan at any time; provided, however, that any amendment or termination of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee. Unless otherwise extended by the Committee, the Plan will automatically terminate upon the satisfaction of all the Company’s obligations under the Plan.
Section 10.
No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 11.
Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of New York. The Plan is intended to be a welfare benefit plan under ERISA.

Section 12.
Claims, Inquiries and Appeals.
(a)
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Getty Realty Corp.
Board of Directors or Representative
Attention: Chair of Compensation Committee
292 Madison Avenue, 9th Floor,

New York, New York 10017-6318

(b)
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)
the specific reason or reasons for the denial;
(2)
references to the specific Plan provisions upon which the denial is based;
(3)
a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)
an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Getty Realty Corp.

Board of Directors or Representative
Attention: Chair of Compensation Committee
292 Madison Avenue, 9th Floor,

New York, New York 10017-6318

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)
the specific reason or reasons for the denial;
(2)
references to the specific Plan provisions upon which the denial is based;
(3)
a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)
a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)
Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 12, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. Any legal action filed pursuant to ERISA Section 502(a) must be filed within one year of the date of the Plan Administrator’s denial of the Eligible Employee’s claim on appeal, and in the U.S. District Court for the Southern District of New York.
Section 13.
Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14.
Other Plan Information
(a)
Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 11-3412575. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.
(b)
Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)
Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Getty Realty Corp.
Attention: Chair of Compensation Committee
292 Madison Avenue, 9th Floor,

New York, New York 10017-6318

In addition, service of legal process may be made upon the Plan Administrator.

(d)
Plan Sponsor. The “Plan Sponsor” is:

Getty Realty Corp.
292 Madison Avenue, 9th Floor,

New York, New York 10017-6318
(646) 349-6000

(e)
Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Getty Realty Corp.
Board of Directors or Representative
292 Madison Avenue, 9th Floor,

New York, New York 10017-6318

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 15.
Statement of ERISA Rights.

Participants in this Plan (which is intended to be a welfare benefit plan sponsored by Getty Realty Corp.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)
Receive Information About Your Plan and Benefits
(1)
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description (to the extent required which this document shall serve as). The Administrator may make a reasonable charge for the copies; and
(3)
Receive a summary of the Plan’s annual financial report, if required. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
(b)
Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)
Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)
Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

Form of Participation Agreement

Name: [____________]

Section 1
Eligibility.

You have been designated as eligible to participate in the Getty Realty Corp. Change of Control Severance Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan and this Participation Agreement, provided this Participation Agreement remains in effect and has not terminated as of the date of your Separation from Service. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participation Agreement is subject to any delay in payment that may be required under the Plan. All severance benefits described herein are subject to standard deductions and withholdings.

Section 2
Change of Control Severance Benefits.

If your employment terminates in a Covered Termination, you will receive the severance benefits set forth in this Section 2. The severance benefits described in Section 2 below are expressly contingent on you executing the Release (as described in the Plan) within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms.

(a)
Base Salary. You shall receive a cash payment in an amount equal to [24]/[18]/ [12]1 months (the “CIC Severance Period”) of your Base Salary (the “Base Salary Severance”). The Base Salary Severance payment will be paid to you in a single lump sum cash payment on a date selected by the Company that is no later than the earliest of (i) 30 days following the effective date of the Release and (ii) March 15 of the year following the year in which your Covered Termination occurs.
(b)
Prior Year Bonus. You shall receive a cash payment (the “Prior Year Bonus Payment”) equal to [200% of]/[150% of]/[100% of]2 the most recent annual bonus payment you received from the Company prior to the date on which the Covered Termination occurs (the “Prior Year Bonus”). The Prior Year Bonus Payment will be paid to you in a single lump sum cash payment no later than the earliest of (i) 30 days following the effective date of the Release and (ii) March 15 of the year following the year in which your Covered Termination occurs.
(c)
Pro-Rated Bonus. You shall receive a cash payment (the “Pro-Rated Bonus Payment”) equal to a pro-rata portion of the Prior Year Bonus determined by multiplying the Prior Year Bonus amount by a fraction, the numerator of which is equal to the number of days you

1 NEOs eligible for 24 months’ salary; Senior VPs eligible for 18 months’ salary; VPs eligible for 12 months’ salary.

2 NEOs eligible for 200% of prior year bonus; Senior VPs eligible for 150% of prior year bonus; VPs eligible for 100% of prior year bonus.

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remained in continuous employment with the Company during the year in which the Covered Termination occurs, and the denominator of which is equal to 365. The Pro-Rated Bonus Payment will be paid to you in a single lump sum cash payment no later than the earliest of (i) 30 days following the effective date of the Release and (ii) March 15 of the year following the year in which your Covered Termination occurs.
(d)
Payment of Continued Group Health Plan Benefits. If you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), following your Separation from Service, the Company will pay your COBRA premiums (employer and employee premiums) to continue your coverage (including coverage for your eligible dependents, if applicable) for the number of months in the CIC Severance Period (the “COBRA Premium Period”); provided, however, that the payment of such COBRA premiums will immediately cease if during the COBRA Premium Period you become eligible for substantially equivalent group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company will instead pay to you, on the first day of each calendar month during the COBRA Premium Period, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to required payroll deductions and withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA. For purposes of this paragraph, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.
(e)
Accelerated Vesting of Time-Based Equity Awards. You will automatically become fully vested with respect to one hundred percent (100%) of any then-outstanding Equity Awards subject solely to time-based vesting that were previously granted to you by the Company or any of its Affiliates, as of the effective date of the Release provided in connection with your Covered Termination. Any then unvested Equity Awards outstanding as of your Covered Termination, as applicable, will remain outstanding following your Covered Termination for such period as is necessary to give effect to the intent of the foregoing provision. Accordingly, notwithstanding anything to the contrary set forth in your award agreements or the Equity Plan under which such Equity Award was granted that provides that any then unvested portion of your Equity Award will immediately expire upon your termination of service, the unvested portion of your Equity Awards subject solely to time-based vesting shall not terminate until the earliest of: (i) three (3) months following your Covered Termination, or (ii) the maximum expiration date of such Equity Award.
(f)
Accelerated Vesting of Performance-Based Equity Awards. To the extent you hold any Equity Awards as of the date of your Covered Termination that remain subject to the

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achievement of performance-based vesting conditions (“Performance Vesting Conditions”), then, except as otherwise set forth in the award agreements governing such Equity Awards, as of the effective date of the Release provided in connection with your Covered Termination, the applicable Performance Vesting Conditions for such Equity Awards shall be deemed satisfied based on the level of performance attained through the date of your Covered Termination. Any then unvested Equity Awards outstanding as of your Covered Termination, as applicable, will remain outstanding following your Covered Termination for such period as is necessary to give effect to the intent of the foregoing provision. Accordingly, notwithstanding anything to the contrary set forth in your award agreements or the Equity Plan under which such Equity Award was granted that provides that any then unvested portion of your Equity Award will immediately expire upon your termination of service, the unvested portion of your Equity Awards subject to Performance Vesting Conditions shall not terminate until the earliest of: (i) three (3) months following your Covered Termination, or (ii) the maximum expiration date of such Equity Award.
Section 3
Covenants.

Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your compliance with the terms and conditions of the following:

(a)
Confidentiality.
(1)
You agree that during your period of employment and at all times thereafter you shall not publish, use or disclose Confidential Information to any entity, organization or person. “Confidential Information” means any and all information, whether written or verbal, which: (a) the Company does not make available to the public, industry, or third parties; and (b) relates to the Company’s business operations, products, processes, business plans, purchasing, marketing, clients or suppliers. “Confidential Information” includes, but is not limited to the following: (i) financial information and data; (ii) information pertaining to personnel and compensation; (iii) marketing plans and related information; (iv) the names, lists, contact information, and practices of vendors and suppliers; (v) business methods, techniques, plans, recipes, menus and the information contained therein; and (vi) all other confidential information of, about, or concerning the Company or its affiliates. Additionally, you are hereby further notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)
You agree to keep the existence and terms of this Participation Agreement confidential and not to disclose the Participation Agreement or the terms thereof to any person, except (a) to your immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law or in any proceeding to enforce this Participation Agreement. In the case of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality, and any breach by such person of the non-disclosure

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requirements hereunder shall be deemed a breach by you of this Participation Agreement. Nothing in this Participation Agreement shall prevent you from speaking to an attorney, the New York State Division of Human Rights, the U.S. Equal Employment Opportunity Commission, local human rights commissions, or any other form of law enforcement. Nothing in this paragraph should be construed as limiting any rights otherwise afforded or protections granted under Section 7 of the National Labor Relations Act.
(b)
Non-Solicitation; Non-Competition. In consideration of the payments, benefits and arrangements set forth in this Participation Agreement and the Plan, and your access to Confidential Information, the sufficiency of which consideration is hereby acknowledged, you agree that during the period commencing on the date of your execution of this Agreement and ending on the date that is [twelve (12) months]/[nine (9) months]/[six (6) months] 3 following your Separation from Service, regardless of the reason of such termination (such period, the “Restricted Period”), you shall not, without the prior written consent of an authorized representative of the Company, on your own behalf or on behalf of any other person or entity (other than the Company), directly or indirectly:
(1)
solicit, or attempt to solicit, any tenants or counterparties involved in any active or pending deals with the Company;
(2)
solicit, hire or recruit, or attempt to solicit, hire or recruit, any employee or contractor of the Company; or
(3)
own, manage, operate, control, be employed by, consult with, provide any services to, participate in or be connected in any manner with any business in the United States that competes with the Company’s NNN investment and leasing of convenience, automotive-related, and drive-thru single-tenant retail, or related real estate platform (“Competitive Business”).

Notwithstanding the foregoing, nothing herein shall prohibit you from: (i) being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as you have no active participation in any Competitive Business, or (ii) serving on the board of directors (or comparable governing bodies) of other companies, including those engaged in a competitive business, provided such service does not involve day-to-day operational or management responsibilities with respect to any Competitive Business.

Section 4
Acknowledgements; Interaction with Prior Benefits.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)
The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan, including without limitation under Section 2 and Section 3 of the Plan.

3 NEOs eligible for 200% of prior year bonus subject to 12 months restriction; Senior VPs eligible for 150% of prior year bonus subject to 9 months restriction; VPs eligible for 100% of prior year bonus subject to 6 months restriction.

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(b)
Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your execution of and compliance with the terms and conditions of this Participation Agreement (including, without limitation, Section 3 hereof), the Plan, and the Release. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of this Participation Agreement, the Plan, the Release, or any other written agreement with the Company, or as otherwise may be set forth in the Plan.
(c)
As further described in Section 2(c) of the Plan, this Participation Agreement and the Plan supersede and replace any Prior Agreement, if applicable, between you and the Company.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to [____________] no later than _______________, ____.

[signature page follows]

Getty Realty Corp. By: _________________________ _____________________________ _____________________________
Eligible Employee _____________________________ [____________] Date: ________________________

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